UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2012

SPY Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51071	33-0580186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive, Carlsbad, California	92011
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (760) 804-8420

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2012, the Company and Michael Marckx, President and Chief Executive Officer, and Michael D. Angel, Chief Financial Officer (collectively "Executives"), agreed to amend each of their respective Executive Employment Agreements dated October 27, 2011, and each of their Change In Control Agreements dated October 27, 2011 and January 3, 2012, respectively.  The principal changes are as follows.

  Each Executive agreed to waive any right to receive a bonus they might otherwise have been entitled to during the years ending December 31, 2012 and 2013 pursuant to the amendments to their respective Executive Employment Agreements.

  Pursuant to the amendments to their respective Change In Control Agreements, Mr. Marckx and Mr. Angel became eligible to receive bonuses in the increased amounts of $300,000 and $200,000, respectively, in the event of a Change In Control with an enterprise value in excess of $50,000,000 (as defined in each amendment). The Executives will receive 50% of those bonus amounts in the event of a Change In Control with an enterprise value less than or equal to $50,000,000.

  The definition of resignation for "good reason" following a Change In Control in Mr. Marckx's Change In Control Agreement was also modified with respect to his ability to resign for good reason in the event of a material diminution in his authority, duties or responsibilities following a Change in Control transaction.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. 2 to Amended and Restated Executive Employment Agreement by and between the Company and Michael Marckx dated October 16, 2012
10.2	Amendment No. 1 to Amended and Restated Executive Employment Agreement by and between the Company and Michael D. Angel dated October 16, 2012
10.3	Amendment No. 1 to Amended and Restated Change In Control Agreement by and between the Company and Michael Marckx dated October 16, 2012
10.4	Amendment No. 1 to Amended and Restated Change In Control Agreement by and between the Company and Michael D. Angel dated October 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2012	SPY Inc. By: /s/ Michael D. Angel Michael D. Angel Chief Financial Officer and Treasurer